Exhibit 10.12

AMENDMENT NO. 1
TO THE
THE CHUBB CORPORATION
LONG-TERM STOCK INCENTIVE PLAN
FOR NON-EMPLOYEE DIRECTORS (2004)

Pursuant to resolutions adopted by the Board of Directors on December 4, 2008 and the authority reserved in Section 10 of The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (the “Plan”), the Plan is hereby amended as follows:

1. Effective January 1, 2009, the following sentence shall be added at the end of the definition of Change in Control under Section 2(a):

“Notwithstanding the foregoing, in connection with the payment of an amount subject to Section 409A, none of the events described above shall constitute a Change in Control unless such event qualifies as a “change in control event” under Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5).”

2. Effective January 1, 2009, a sentence shall be added to the end of Section 5(e) to read as follows:

“Notwithstanding the foregoing, all payments under this Section shall be made by the March 15th following the year in which the substantial risk of forfeiture for the Award lapses, within the meaning of Section 409A of the Code.”

3. Effective January 1, 2009, the first sentence of Section 6(b) shall be revised to read as follows:

“(b) Dividend Equivalents. Dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of a Stock Unit as soon as practicable after dividends are paid on the common stock (but in no event later than the March 15 following the end of the year in which the dividends are paid).”

4. Effective January 1, 2009, the first sentence of Section 6(c) shall be revised to read as follows:

“(c) Settlement of Stock Units. Unless an Eligible Director shall have otherwise elected pursuant to a deferral election made in accordance with such terms and conditions as the Committee shall establish, the value of all of the Eligible Director’s Stock Units shall be distributed to such Eligible Director (or his or her Designated Beneficiary) within 90 days following the Eligible Director’s Separation from Service. For this purpose, Separation from Service has the meaning provided under Section 409A of the Code.”

5. Effective January 1, 2009, the following shall be added to the end of Section 6(c):

“If a distribution is to be made upon the Separation from Service of a Key Employee, distribution may not be made before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be paid in the seventh month following Separation from Service (or, if earlier, the month after the Key Employee’s death).

“Key Employee” means an individual who is a Key Employee as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code thereof as of the Key Employee Determination Date. The Key Employee Determination Date shall be December 31 of each calendar year. The determination that an individual is a Key Employee as of the Key Employee Determination Date shall make such individual a Key Employee for the 12-month period commencing as of the April 1 next following the Key Employee Determination Date. For purposes of identifying a Key Employee by applying the requirements of Section 416(i)(1)(A)(i), (ii), and (iii) of the Code, the definition of compensation under Treasury Regulation § 1.415(c)-2(a) shall be used, applied without using any safe harbor provided in Treasury Regulation § 1.415(c)-2(d), without using any of the special timing rules provided in Treasury Regulation § 1.415(c)-2(e), and without using any of the special rules provided in Treasury Regulation § 1.415(c)-2(g) other than the rule set forth in Treasury Regulation § 1.415(c)-2(g)(2).”

6. Effective January 1, 2009, Section 11(h) shall be revised to read as follows:

“(h) Deferrals. The Committee may postpone the exercising of Awards, the issuance or delivery of Stock under, or the payment of cash in respect of, any Award or any action permitted under the Plan, upon such terms and conditions as the Committee may establish from time to time. A Participant may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (other than amounts payable under an Option or Stock Appreciation Right) to within 90 days of either a specified date or the Participant’s Separation from Service in accordance with the terms established by the Committee. For this purpose, Separation from Service has the meaning provided under Section 409A of the Code. If a Participant makes an election to defer an Award or a portion thereof, such portion of the Award shall be paid in either a lump sum or a number of annual installments as specified by the Participant.

Notwithstanding any deferral election made by a Participant, any amounts remaining of a deferred Award shall be distributed in a lump sum payment to the Participant or beneficiary within 90 days following the date the Participant becomes Disabled or dies. “Disabled” means a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) determined to be totally disabled by the Social Security Administration. A Participant may designate his beneficiary in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Participant has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Participant’s estate.

Notwithstanding any deferral election made by a Participant, in the event of a Change in Control, Awards shall be distributed in accordance with Section 9.

(i) Timing of Deferral Elections.  To make a deferral election, a Participant shall file an irrevocable deferral form with the Committee before the beginning of the year in such Award would be granted. Notwithstanding the foregoing, (1) if the Committee determines that an Award qualifies as “performance-based compensation” under Section 409A of the Code, a Participant may elect to defer a portion of the Award by filing a deferral form at such later time up until the date six months before the end of the performance period as permitted by the Committee, and (2) in the first year in which a Participant becomes eligible to participate in the Plan, a deferral election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Eligible Director becomes eligible to participate in the Plan to the extent permitted under Section 409A of the Code.

(ii) Changes in Deferral Elections. A Participant may make one or more subsequent elections to change the time of distribution for a deferred Award, but such an election shall be effective only if the following conditions are satisfied: (1) the election may not take effect until at least twelve (12) months after the date on which such subsequent election is made; (2) the distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and (3) the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.”

7. Effective January 1, 2009, the following is added as Section 11(k):

“This Plan shall be interpreted, operated, and administered in a manner so as not to subject Participants to the assessment of additional taxes or interest under Section 409A of the Code.”

8. All other provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, The Chubb Corporation has caused this amendment to be duly executed on this 10th day December of 2008.

THE CHUBB CORPORATION

By:	/s/ W. Andrew Macan
Name: W. Andrew Macan
Title: Vice President and Secretary

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